Exhibit 2.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered as of December 16, 2016 (“Effective Date”) by and among UNI LINE CORP., a corporation incorporated under the laws of the State of Nevada, USA, with its address at 1609, Feng Rui Ge, Fenghu Building, Buji, Louhu, Shenzhen, Guangdong, China 518000 (“ULNV” or the “Company”), the shareholders (represented by CHEN ZONGJIAN, M.D.) holding 100% of the shares of PORTER GROUP LIMITED (“PGL”), a company incorporated under the laws of Republic of Seychelles, with the address at Second Floor, The Quadrant, Manglier Street, Victoria, Mahe, Seychelles (“PGL Shareholders”), and PGL, (each a “Party”, collectively the “Parties”).

WHEREAS, ULNV desires to purchase 100% of the Issued and Outstanding shares of PGL on the terms and subject to conditions set forth herein and;

WHEREAS, PGL owns the property and assets, described more fully in Appendix A (the “Business Assets”) and;

WHEREAS, ULNV has agreed to issue five hundred million common shares of ULNV to PGL shareholders to acquire 100% of the shares of PGL for a total consideration of US$40 million and;

WHEREAS, ULNV believes that it is in its best interest to acquire the aforesaid shares in exchanges with ULNV shares at a value of US$0.08 per share; and

WHEREAS, CHEN, Jun, the President, Chief Executive Officer of ULNV is the Company’s signing authority.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1      On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, PGL Shareholders hereby agree to sell, assign, transfer convey and deliver to ULNV, 100% of the shares of PGL for a total consideration of US$40 million.

1.2      ULNV hereby agrees to purchase and acquire 100% of the shares of PGL and ULNV shall issue an aggregate of five hundred million (500,000,000) new common shares (the “Common Shares”) of the Company to PGL Shareholders at a price of US$0.08 per Common Share.  The issuance of five hundred million common shares by ULNV represents the full payment of the US$40 million consideration noted in paragraph 1.1.

1.3      It is understood by the Parties the 500,000,000 shares of ULNV so issued as payment for the business assets will be “restricted securities”, as that term is defined in Rule 144 under the 1933 Act (“Rule 144”, or the “Act”) and shall display a restrictive legend as required by the Act.

1.4      On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, PGL Shareholders hereby agree to transfer the title of the shares of PGL to ULNV through the acceptance and confirmation by PGL Shareholders of the issuance and granting, by ULNV, of 500,000,000 newly issued shares of ULNV which shares, represents the full purchase price of 100% of the shares of PGL.

ARTICLE II

CLOSING

2.1      The consummation of the transfer by PGL Shareholders to ULNV, and the acquisition by ULNV of 100% PGL shares by the payment of five hundred million new common shares to be issued by ULNV (the “Closing”) shall occur on or before June 18, 2017 (the “Closing Date”).

2.2      The Closing is conditioned upon (i) PGL providing a Valuation Report of PGL and a full and up-to-date audit of the financial position of PGL, both satisfactory to ULNV; and (ii) approval by ULNV shareholders to issue 500 million new common shares and the transaction pursuant to this Agreement. The audit shall be conducted by an auditor qualified by the Public Company Accountability Oversight Board (P.C.A.O.B.).

ARTICLE III

DELIVERABLES AT CLOSING

3.1       PGL Shareholders should deliver, for transmittal to ULNV, dully authorized, properly and fully executed documents in English, evidencing and confirming the transfer of 100% of the shares of PGL to ULNV.

3.2       ULNV shall deliver to PGL, Stock certificate(s) representing Five Hundred Million shares issued in the name of names designated by PGL. It is understood that the stock certificates so delivered will display the required restrictive legend pursuant to the Act.

3.3       ULNV shall deliver, or cause to be delivered, to PGL Shareholders, a board and/or shareholder resolution confirming the issuance of five hundred million common shares that are being sold, assigned, and conveyed to the shareholders of PGL, such board and/or shareholder resolution shall be duly executed, endorsed and/or authenticated for delivery to PGL Shareholders shown in Appendix B.

3.4       ULNV shall execute and deliver to PGL, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of the Common Shares of ULNV.

3.5       PGL shall execute and deliver to ULNV, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of 100% of the shares of PGL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ULNV

ULNV hereby represents and warrants to PGL as follows (it being acknowledged that PGL is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of ULNV hereunder):

4.1      Authorization. ULNV, represented by CHEN, Jun, the President, Chief Executive Officer of ULNV has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of ULNV, and this Agreement is enforceable with respect to PGL in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions of provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which ULNV is a party or by which ULNV or any of its assets for properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to ULNV or the assets or properties of ULNV.

4.2       Legality of Shares. To the best of ULNV’s knowledge, the Common Shares, when delivered as provided in this Agreement, will be validly issued, fully paid and nonassessable. The Common Shares, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares as set forth in this Agreement, PGL will receive title to the Common Shares thereto, free and clear of all liens, encumbrances, charges and claims whatsoever.

4.3       Compliance with Securities Laws

(a)       No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against ULNV.

(b)       Neither ULNV, nor any of its directors of officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false conviction with the Commission.

(c)       ULNV is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

4.4      No undisclosed issues or Liabilities. ULNV warrants that to the best of its knowledge there are no, issues that might tend to cause material damage to ULNV or its shareholders, or State or Federal regulatory problems of any description.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PGL AND PGL SHAREHOLDERS

5.1      Authorization. PGL and PGL Shareholders has full power, legal capacity and authority to authority enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the Common Shares from ULNV and to perform all obligations hereunder. This Agreement constitutes the legal, valid or appropriate for the purpose of and binding obligation of PGL and PGL Shareholders and this Agreement is enforceable with respect to PGL and PGL Shareholders, in accordance with its terms.

5.2      Information Regarding this Agreement and the Company. PGL and PGL Shareholders had obtained such information regarding the financial position and prospects of ULNV, as PGL and PGL Shareholders consider necessary or appropriate for the purpose of purchasing and acquiring the common shares from PGL pursuant to this Agreement.

5.3      Compliance with Securities Laws.

(a)       No formal or informal investigation or examination by the Commission or by the securities administration or legal authority of any state or jurisdiction within or outside of the United States, China or the Republic of Seychelles, is pending or threatened against PGL or PGL Shareholders.

(b)       Neither PGL nor its officers or owners have not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing within any jurisdiction.

(c)       Neither PGL nor PGL Shareholders are subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(d)    PGL Shareholders understand that:  (i) the Common Shares have not been and are not being registered under the 1933 Act or any state securities laws and are “restricted securities,” as that term is defined in Rule 144 under the 1933 Act (“Rule 144”); (ii) the Common Shares may not be offered for sale, sold, assigned or transferred except (A) to the Company or one of its Subsidiaries, (B) pursuant to a registration statement that has been declared and remains effective under the 1933 Act, or (C) in a transaction that is exempt from the requirements of the 1933 Act, which may require the delivery of certificates, legal opinions and other information as may be requested by the Company or its agents; and (iii) neither the Company nor any other person is under any obligation to register the Common Shares under the 1933 Act or any state securities laws.

5.4      Further Assurance

(a)       PGL and PGL Shareholders understand and accept that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission,

(b)       PGL and PGL Shareholders shall assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

(c)       PGL shall provide a detailed list of PGL individuals or entities (the “New Shareholders”, listed in Appendix B) designated to receive Common Shares of ULNV pursuant to issuance of the 500,000,000 Common Shares specified in this Agreement.

(d)       The above noted detailed list of PGL New Shareholders shall include the full legal name of the individual or entity receiving ULNV Common Shares, the full address and citizenship of corporate jurisdiction of each New Shareholder.

5.5      PGL Shareholders shall deliver to ULNV all of rights, titles and interests in 100% of the shares of PGL. The assets and all attendant or related assets of PGL include, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests of rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

5.6      PGL represents and warrants that all translations in English of all documents,

as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

5.7      Immediately upon executing this Agreement by its designated signing authority, PGL shall undertake a full and up-to-date Valuation Report and a full and up-to-date audit of the financial position of PGL, which audit will be conducted by an auditor qualified by the Public Company Accountability Oversight Board (P.C.A.O.B.)

ACTICLE VI

MISCELLANEOUS PROVISIONS

6.1      Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party,

6.2      Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

6.3      Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada.

6.4      Shares to Be Held in Escrow. The parties agree that all shares issued, pursuant to the terms and conditions of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

6.5      Notice. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a)If to ULNV, to
CHEN, Jun
1609, Feng Rui Ge, Fenghu Building, Buji,
Louhu, Shenzhen, Guangdong
China

(b)If to PGL and PGL Shareholders, to
CHEN, Zong Jian
Unit FGH, 27/F., Zhenye Building,
Luohu District, Shenzhen, Guangdong,
China

Either party hereto may change his address by written notice to the other party given in accordance with this Section 6.5.

6.6      Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreement, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

6.7      Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

6.8      Attorneys’ Fees. In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fee, of the prevailing party in connection therewith.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ON BEHALF OF UNI LINE CORP.

/s/ Chen, Jun
Designated Signing Authority
CHEN, JUN
President,
UNI LINE CORP.

ON BEHALF OF SHAREHOLDERS REPREESNTING 100% SHARE OF PORTER GROUP LIMITED AND PORTER GROUP LIMITED

/s/ Chen, Zongjian
Designated Signing Authority
CHEN, ZONGJIAN
Director
PORTER GROUP LIMITED

Signature of Witness:	/s/ LI, Li Guang
Name:	LI, Li Guang
Address:	Room 3-4-1,195, Xinhua Streeet
Shahekou District, Dalian,
Liaoning, China

Date: December 16, 2016

APPENDIX A

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APPENDIX B

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